EXHIBIT 99.1

China Shengda Packaging Group Inc. Announces Third Quarter 2012 Results

HANGZHOU, China, Nov. 13, 2012 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (CPGI), a leading Chinese paper packaging manufacturer, today announced its financial results for the three months ended September 30, 2012.

"The third-quarter results were below our expectations due to slack demand resulting from macroeconomic headwinds faced by our customers. Although this led to a decline in both sales volume and revenues, we managed to control raw material costs, largely maintain pricing, and improve sales mix in favor of higher-margin color cartons. We therefore achieved higher gross margin both sequentially and on a year-over-year basis. However, we continued to face a challenging and competitive business environment that required increased sales and marketing spending making it harder to control operating expenses," said Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging.

FINANCIAL HIGHLIGHTS THIRD QUARTER ENDED SEPTEMBER 30, 2012

	Third Quarter	Third Quarter	Second Quarter
	Ended	Ended	Ended
Sales Analysis	September 30,	September 30,	June 30,
	2012	2011	2012
Sales Volume (M sq meters)	84.4	87.6	91.9
Color Cartons (% of total revenues)	31.3	28.3	30.3
Flexo Cartons (% of total revenues)	68.7	71.7	69.7
Color Cartons (avg price per sq meter)	$0.41	$0.44	$0.41
Flexo Cartons (avg price per sq meter)	$0.38	$0.36	$0.39
Summary Results (Millions)
Revenues	$33.0	$33.6	$36.7
Gross Profit	$6.0	$6.0	$5.9
Gross Margin (%)	18.2%	17.7%	16.0%
Operating Expenses	$4.3	$3.5	$3.9
Operating Income	$1.7	$2.7	$1.9
Operating Margin (%)	5.2%	8.0%	5.3%
Net Income attributable to common stockholders	$1.4	$2.3	$1.7
EPS Basic & Diluted	$0.04	$0.06	$0.04

Wtd Avg Shares Outstanding (millions)	38.8	39.3	38.8

Third Quarter 2012 Results

Revenues decreased 1.8% to $33.0 million from $33.6 million in the prior year period. The decrease was attributable to the decrease of sales volume, partially offset by the increase in average prices per square meter. Sales volume decreased by 3.2 million square meters, or 3.6%, to 84.4 million square meters for the three months ended September 30, 2012, from 87.6 million square meters for the same period of 2011. The decreased sales volume was mainly the result of the challenges associated with unfavorable domestic and foreign economic environment, which adversely affected the business of many customers. The average price per square meter increased by 1.9% to $0.39 for the three months ended September 30, 2012 from $0.38 in the same period of 2011.

Color cartons accounted for 31.3% of the revenues and flexo cartons accounted for 68.7% of the revenues, compared to 28.3% and 71.7%, respectively, for the same period of 2011. Average per square meter prices for the color cartons and flexo cartons for the three months ended September 30, 2012 were approximately $0.41 and $0.38, respectively, as compared to approximately $0.44 and $0.36, respectively, for the same period of 2011.

Consumer and industrial goods manufacturing sectors are the Company's principal markets. The major customers remained home appliances and electronics manufacturers and food, beverage and cigarette manufacturers in the YRD, which accounted for 23.6% and 36.4%, respectively, of the revenues for the three months ended September 30, 2012.

Gross profit remained largely the same at $6.0 million as in the same period of 2011. Gross profit from flexo cartons decreased 1.5% to $3.8 million for the three months ended September 30, 2012, from $3.9 million for the same period of 2011. Gross profit from color cartons increased 7.4% to $2.1 million for the three months ended September 30, 2012, from $2.0 million for the same period of 2011. Gross margin was 18.2% for the three months ended September 30, 2012, as compared to 17.7% for the same period of 2011. The flat gross profit was mainly due to the 2.4% decrease in cost of goods sold associated with decreased sales volume compared to the same period last year.

Selling expenses increased 25.4% to $1.4 million for the three months ended September 30, 2012, from $1.1 million for the same period of 2011. Such increase resulted mainly from staff cost and freight. As a percentage of revenues, selling expenses for the three months ended September 30, 2012 increased to 4.2%, from 3.3% for the same period of 2011.

General and administrative expenses increased 24.9% to $2.9 million for the three months ended September 30, 2012, from $2.4 million in the year-ago quarter, as a result of increasing staff cost, office and travelling expenses. As a percentage of revenues, general and administrative expenses for the three months ended September 30, 2012 increased to 8.9%, as compared to 7.0% for the same period of 2011.

Income tax expense was largely flat at $0.4 million for the three months ended September 30, 2012.

Net income attributable to common stockholders decreased 41.1% to $1.4 million, or $0.04 per diluted share, from $2.3 million, or $0.06 per diluted share, in the same period of 2011.

Nine Months Ended September 30, 2012

Revenue for the first nine months of 2012 was $98.2 million, up 5.4% from revenue of $93.2 million for the first nine months of 2011, mainly due to increased sales volume. The sales volume increased 7.6 million square meters, or 3.2%, to 249.0 million square meters from 241.4 million square meters during the same period of 2011. Gross profit was $17.3 million, compared to $19.2 million for the nine months of 2011. Gross margin was 17.7%, compared to 20.6% for the first nine months of 2011. Net income attributable to the Company's common stockholders was $4.5 million, or $0.12 per diluted share, compared to $8.0 million, or $0.20 per diluted share, for the same period a year ago.

Financial Condition

As of September 30, 2012, China Shengda Packaging had cash and cash equivalents of $16.7 million and restricted cash of $19.3 million. Accounts receivable were $35.7 million as of September 30, 2012 compared with $36.8 million as of year-end 2011. Working capital was $46.3 million compared to $50.5 million in the prior year period. Shareholders' equity was $104.1 million, compared with $98.8 million as of December 31, 2011.

Net cash provided by operating activities was $22.0 million for the nine months ended September 30, 2012, as compared to $7.5 million net cash used in operating activities for the same period of 2011. The provision of cash in the first nine months of 2012 was attributable to the net income of $4.6 million, adjusted by depreciation and amortization expenses of $3.3 million, and a net increase in cash from working capital items of $14.1 million.

Net cash used in investing activities was $17.8 million for the nine months ended September 30, 2012, as compared to $4.0 million for the same period of 2011. The $17.8 million net cash used in investing activities during the nine months ended September 30 was attributable to the purchases of property, plant and equipment and prepayment paid for construction in progress, primarily related to the machinery purchases and plant construction of the Company's paper mill.

Net cash used in financing activities was $6.9 million for the nine months ended September 30, 2012, as compared to $2.6 million for the same period of 2011. During the nine months ended September 30, 2012, the Company received proceeds from borrowings amounting to $11.2 million, repaid loans amounting to $13.3 million, and deposited restricted cash amounting to $5.0 million for the loans as collateral.

Recent Events

On October 15, 2012, China Shengda Packaging announced that that its Board of Directors has received a preliminary, non-binding proposal (the "Proposal") from its Chairman, Mr. Nengbin Fang ("Mr. Fang"), in which Mr. Fang has offered to acquire all of the outstanding shares of the Company's common stock he and his family currently do not own in a going-private transaction at a proposed price of $1.40 per share to be paid in cash. According to the Proposal, Mr. Fang intends to fund the acquisition with a combination of debt and equity financing. Currently, Mr. Fang and his family collectively beneficially own approximately 54.03% of the Company's common stock.

On November 2, 2012, the Company announced that it has regained compliance with the minimum bid-price requirement of the NASDAQ Stock Market for continued listing of the Company's common stock.

Business Outlook

For fiscal 2012, China Shengda Packaging maintains its expectations for revenues of between $115 million and $125 million. However, the Company now expects net income of between $5.5 million and $6.5 million and diluted earnings per share of between $0.14 and $0.17, lower than its previous estimates of net income of between $6.5 million and $7.5 million, and diluted earnings per share of $0.17 and $0.19.

The Company foresees increasing raw material costs remaining a challenge while it looks to monitor its operating efficiency more closely and promote the sale of higher-price and higher margin color cartons. In an environment of muted demand from its client base as industries in the Yangtze River Delta experience modest growth in domestic demand and reduced export demand for their products, the Company is addressing its challenges with better service levels, keen prices, new products and robust marketing efforts. The costs associated with these efforts are expected to reduce profitability for the remainder of the year.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Cindy Hu, Board Secretary	Mark Collinson
Tel: +86-571 8283 8770	Tel: +1-310-954-1343
E-mail: cindy.hu@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in US$)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,674,879	$19,294,089
Restricted cash	19,273,619	7,851,387
Accounts and notes receivable, net	35,695,488	36,835,095
Inventories	16,005,196	19,449,954
Prepayments and other receivables	2,073,798	929,126
Amount due from related parties	105,260	133,608
Total current assets	89,828,240	84,493,259

Non-current assets
Property, plant and equipment, net	46,386,604	34,573,246
Prepayment for land use right to related party	11,868,967	11,805,000
Prepayment for construction in progress	7,899,127	5,424,412
Customer relationship, net	194,241	550,316
Deferred tax assets	362,806	409,845
Goodwill	175,443	174,497
Total assets	$156,715,428	$137,430,575

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$34,629,268	$18,750,719
Amounts due to related parties	653,067	137,689
Accrued expenses and other payables	3,376,072	1,651,283
Taxes payable	1,377,996	3,358,902
Short-term loans	3,500,000	10,073,600
Total current liabilities	43,536,403	33,972,193

Non-current liabilities
Long-term loans	9,000,000	4,500,000
Deferred tax liabilities	48,560	137,579
Total liabilities	52,584,963	38,609,772

Commitment and contingencies		-
Equity
Stockholders’ equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 39,456,311 shares issued at September 30, 2012 and December 31, 2011, 38,790,811 outstanding at September 30, 2012 and December 31, 2011, respectively)	39,456	39,456
Treasury stock (665,500 shares both at September 30, 2012 and December 31, 2011)	(729,444)	(729,444)
Additional paid-in capital	43,765,243	43,765,243
Appropriated retained earnings	6,843,616	6,843,616
Unappropriated retained earnings	44,994,987	40,438,219
Accumulated other comprehensive income	8,807,289	8,258,441
Total stockholder’s equity	103,721,147	98,615,531
Noncontrolling interest	409,318	205,272
Total equity	104,130,465	98,820,803
Total liabilities and equity	$156,715,428	$137,430,575

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Amounts in US$)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$33,033,566	$33,643,951	$98,151,414	$93,155,316
Cost of goods sold	27,019,968	27,693,050	80,827,790	73,920,644
Gross profit	6,013,598	5,950,901	17,323,624	19,234,672
Operating expenses
Selling expenses	1,379,774	1,100,302	3,961,498	3,382,469
General and administrative expenses	2,940,979	2,354,326	7,847,277	7,173,391
	4,320,753	3,454,628	11,808,775	10,555,860
Other income (expenses)
Interest income	118,520	89,150	298,716	300,560
Interest expense	(115,577)	(145,378)	(487,640)	(474,966)
Subsidy income	46,309	259,002	263,714	965,652
Other	(16,878)	-	7,142	-
	32,374	202,774	81,932	791,246
Income before income tax expense and noncontrolling interest	1,725,219	2,699,047	5,596,781	9,470,058

Income tax expense	365,352	386,023	1,044,868	1,444,026
Net income	1,359,867	2,313,024	4,551,913	8,026,032
Less: net loss attributable to noncontrolling interest	1,663	-	4,855	-
Net income attributable to company’s
common stockholders	$1,361,530	$2,313,024	$4,556,768	$8,026,032

Basic and diluted earnings per share	$0.04	$0.06	$0.12	$0.20
Weighted-average number of shares outstanding - basic and diluted	38,790,811	39,347,806	38,790,811	39,419,745

Comprehensive income:
Net income	1,359,867	2,313,024	4,551,913	8,026,032
Foreign currency translation adjustment	(164,829)	1,064,392	548,508	3,016,379
Comprehensive income	1,195,038	3,377,416	5,100,421	11,042,411
Less: comprehensive loss attributable to noncontrolling interest	1,800	-	5,195	-

	$1,196,838	$3,377,416	$5,105,616	$11,042,411

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in US$)

	Nine months ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$4,551,913	$8,026,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	3,333,527	2,963,822
Change in operating assets and liabilities:
Restricted cash	(3,426,845)	7,476,662
Accounts and notes receivable	1,345,391	(7,243,674)
Inventories	3,556,059	1,754,660
Prepayments and other receivables	(436,701)	953,133
Accounts and notes payable	12,824,684	(21,247,121)
Amount due to related party	544,609	(360,247)
Deferred tax	(40,572)	(39,441)
Accrued expenses and other payables	1,718,696	(172,777)
Tax payables	(2,002,434)	349,857
Net cash provided by (used in) operating activities	21,968,327	(7,539,094)

Cash flows from investing activities
Purchase of property, plant and equipment	(14,619,240)	(3,931,437)
Prepayment paid for construction in progress	(3,150,000)	-
Net cash used in investing activities	(17,769,240)	(3,931,437)

Cash flows from financing activities
Proceeds from short-term loans	6,662,447	18,029,700
Proceeds from long-term loan	4,495,863	-
Repayment of short-term loans	(13,301,664)	(20,033,000)
Restricted cash	(4,993,263)	-
Share purchase	-	(729,444)
Investment from noncontrolling interests	208,894	103,290
Net cash flows used in financing activities	(6,927,723)	(2,629,454)

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	109,426	915,998
Net changes in cash and cash equivalents	(2,619,210)	(13,183,987)
Cash and cash equivalents, beginning of period	19,294,089	35,581,323
Cash and cash equivalents, end of period	$16,674,879	$22,397,336

Cash paid during the period for:
Interest paid	$475,204	$474,966
Income taxes paid	$885,290	$2,346,838